Exhibit 10.50

May 27, 2010

Mr. Mark M. Malcolm

Dear Mark:

Reference is hereby made to the Employment Agreement, as amended, between Tower Automotive Operations USA I, LLC (the “Company”) and you dated as of August 1, 2007 (the “Employment Agreement”). Capitalized terms used in this letter and not specifically defined in this letter shall have the meanings set forth in the Employment Agreement. The purpose of this letter is to memorialize the extension of the employment relationship under the Employment Agreement (as contemplated by Section 2 of the Employment Agreement) and our mutual agreement with respect to the “Severance Amount” (under Section 5.2(b) of the Employment Agreement).

Subject to your acceptance of the terms set forth in this letter (by signing the enclosed copy of this letter and returning it to me within the time frame provided):

1.	Extension Notice. This letter shall serve as the Company’s written notice to you of its intention to extend the Term of the Employment Agreement and shall be deemed the Extension Notice contemplated under Section 2 of the Employment Agreement.

2.	Term. Section 2 of your Employment Agreement is hereby amended to permit the Company to extend your Employment Agreement for periods of either one or two years (rather than just one-year extension periods). To effect this change, the second sentence of Section 2 is hereby amended and restated to read:

“Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), if any, this Agreement and the employment relationship hereunder may be extended for an additional period of one (1) or, if you agree, two (2) years, subject to earlier termination pursuant to Section 5, (each, an “Additional Term”), in each such case commencing upon the expiration of the Initial Term or the then-current Additional Term, as the case may be, but only if, at least sixty (60) calendar days prior to the expiration of the Initial Term or the then-current Additional Term, as the case may be, the Company shall have given written notice to the Employee of its intention to extend the Term of this Agreement and the time period (one or, if you agree, two years) of the extension (the “Extension Notice”).”

Upon expiration of the first Additional Term (i.e., July 31, 2010), the employment relationship shall be extended for a second Additional Term, which shall be for a period of two (2) years commencing on August 1, 2010, subject to earlier termination pursuant to Section 5 of the Employment Agreement (the “Second Additional Term”).

3.	Base Salary. During the course of the Second Additional Term, and pursuant to Section 4.1 of your Employment Agreement, on an annual basis the Compensation Committee shall consider whether to increase your base salary, and such increases, if any, shall take effect on January 1, 2011 and January 1, 2012 respectively.

4.	Severance Amount. Effective as of August 1, 2010, the Severance Amount shall include not only an amount equal to two (2) times your annualized rate of Base Salary in effect as of the effective date of the termination, but also a pro-rated bonus for the year of your termination based on the actual awards for the plan year of your termination to the extent determinable by the due date for payment of this bonus amount (or, if the actual awards are not then determinable, based on a reasonable good faith determination by the Company of the expected amount of the actual awards). Accordingly, effective as of August 1, 2010, Section 5.2(b)(i) of the Employment Agreement is hereby deleted and replaced with the following:

“(i) an aggregate amount (the “Severance Amount”) equal to:

(A) two times Employee’s annualized rate of Base Salary as of the effective date of termination (the “Base Severance Amount”); and

(B) a pro-rated bonus for the year of Employee’s termination based on the actual awards for the plan year of Employee’s termination (to the extent determinable by March 15 of the year following the year to which the bonus relates). The amount will be pro-rated based on the number of days in the calendar year up to and including the date of termination in relation to the total number of days in the calendar year. If the actual awards are not determinable by March 15 of the year following the year to which the bonus relates, the Company shall instead determine the amount of the pro-rated bonus based on a reasonable good faith determination of the expected amount of the actual awards (the “Bonus Severance Amount”).

The Base Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twelve (12) equal monthly installments, commencing within seventy-five (75) days following the Employee’s date of termination, but not later than March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the Base Severance Amount shall not commence unless the Release becomes effective. Each installment of the Base Severance Amount shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The Bonus Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in a single lump sum between January 1 and March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the Bonus Severance Amount shall not be made unless the Release becomes effective; and”

Except as specifically set forth in this letter, all terms of the Employment Agreement shall remain unmodified and in full force and effect.

Please acknowledge your understanding and agreement with the terms set forth in this letter by signing the enclosed copy of this letter and returning it to me on or before June 1, 2010. If you do not sign and return this letter within the time frame provided, this letter (including, without limitation, the Extension Notice) shall be void and of no force and effect.

We look forward to your continued service to the Company

TOWER AUTOMOTIVE, LLC.

By:	/s/ Dev Kapadia
Dev Kapadia, Chairman of the Compensation Committee

Agreed and accepted this 1st day of June, 2010

/s/ Mark M. Malcolm
Mark M. Malcolm

Cc: Rande Somma, Vice-Chairman of the Board of Managers